Below is a link to the preliminary operating highlights for the 12 Federal Home Loan Banks for the second quarter recently issued by the FHLBanks’ Office of Finance. These highlights include FHLBank Topeka’s second quarter results. The highlights note strong asset, advance and capital growth, as well as higher combined net income for the quarter and the first six months of 2008. The highlights also address the strong quality of the FHLBanks’ investment and mortgage portfolios. FHLBank Topeka financial results have also been strong this year, and these results will be released with the filing of the Form 10-Q for the second quarter in August.

Link to operating highlights - https://www.fhlbtopeka.com/resources/Related/1078-FHLBanks_Q208_Combined_Highlights_72208.pdf